Exhibit 10.20

NON-EXCLUSIVE PATENT LICENSE AGREEMENT

This Non-Exclusive Patent License Agreement (“this Agreement”), made and entered into this 28th day of March, 2006 (the “Effective Date”), by and between Orion IP, LLC (“Licensor”), a limited liability company organized under the laws of the state of Delaware, and FP Technology Holdings, Inc., a Delaware corporation (“Licensee”) (each a “Party” and collectively the “Parties”).

W I T N E S S E T H:

WHEREAS, Licensor as of the Effective Date is the owner of certain patents and patent applications (collectively the “Patents”); and

WHEREAS, Licensor wishes to grant unto Licensee, and Licensee wishes to accept a non-exclusive license under the Patents as specified in this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and agreements of the Parties contained herein, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed as follows:

1.             Non-Exclusive License of Patents.  Licensor hereby grants to Licensee, for the Term (as defined in Section 9.1 of this Agreement) (except to the extent terminated earlier pursuant to other provisions of this Agreement), a non-exclusive, royalty free, worldwide, non transferable (except as otherwise provided in Section 10.1 of this Agreement), non-exclusive right and license under the Patents, without the right to sublicense, solely to make, use, sell, offer for sale, and import Licensee’s products and services, but solely in connection with Licensee’s own business activities as of the date hereof, and for no other purpose. The license set forth above only extends to methods practiced by Licensee and to the software of Licensee that is designed, built and sold by Licensee as its own product, under a brand name owned by Licensee, without any co-branding and does not extend to any third party.

2.             No Implied Licenses.  Except as expressly set forth in this Agreement, Licensee has, and shall have, no other rights in the Patents, or any rights in any other intellectual property of Licensor. No rights or licenses are granted under any Patents except as expressly provided herein, whether by implication, estoppel or otherwise. Without limiting the foregoing sentence no right to grant sublicenses is granted under the licenses set forth this Agreement (including to any third party).

3.             Markings.  Licensee agrees to mark all products utilizing any of the Patents with appropriate patent numbers as specified from time-to-time by Licensor.

4.             Prosecution and Maintenance.  Licensor shall have the sole right (but not the obligation), at its expense, to prepare, file, prosecute and maintain the Patents. Licensee shall have no right to prepare, file, prosecute or maintain the Patents.

5.             Licensing / Enforcement.  Licensor shall have the sole right (but not the obligation), at its expense, to license and/or enforce the Patents. Licensee agrees to reasonably cooperate with Licensor, when so requested by Licensor, in connection with any such enforcement actions, all at Licensee’s expense. Licensee shall have no right to license or enforce the Patents.

6.             Representations and Warranties of Licensor.  Licensor represents and warrants to Licensee as follows:

6.1          Corporate Organization.  Licensor is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.

6.2          Authorization.  Licensor has full power and authority to enter into this Agreement and to grant the license contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate actions on the part of Licensor. This Agreement constitutes a legal, valid and binding obligations of Licensor, enforceable in accordance with its terms.

6.3          Approvals.  No consent, approval, order or authorization of, or registration, declaration or filing with, any governmental or regulatory authority or third party is required in connection with the execution or delivery of this Agreement or the consummation of the transactions contemplated hereby.

7.             Representations and Warranties of Licensee.  Licensee represents and warrants to Licensor as follows:

7.1          Corporate Organization.  Licensee is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

7.2          Authorization.  Licensee has full power and authority to enter into this Agreement and to carry out the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate actions on the part of Licensee. This Agreement constitutes a legal, valid and binding obligation of Licensee, enforceable in accordance with its terms.

7.3          Approvals.  No consent, approval, order or authorization of, or registration, declaration or filing with, any governmental or regulatory authority or third party is required in connection with the execution or delivery of this Agreement or the consummation of the transactions contemplated hereby.

7.4          Use of License.  Licensee, in connection with its utilization of the license granted hereunder, will not violate any statute, law, rule or regulation, or any third party intellectual property or other rights.

8.             Disclaimer of Warranties; Limitation of Liability; Indemnification

8.1          Disclaimer of Warranties.  EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATION OR

WARRANTY TO THE OTHER PARTY OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF VALIDITY, NONINFRINGEMENT, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

8.2          Limitation of Liability.  NEITHER PARTY WILL BE LIABLE TO THE OTHER PARTY FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, INDIRECT OR PUNITIVE DAMAGES ARISING OUT OF OR RELATED TO THIS AGREEMENT, HOWEVER CAUSED, UNDER ANY THEORY OF LIABILITY, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

8.3          Indemnification.  Licensee shall indemnify, defend and hold Licensor harmless, from and against, any losses, claims, damages, liabilities, costs and expenses to the extent such losses, claims, damages, liabilities, costs and expenses relate to, arise out of or are attributable to Licensee’s use of the rights licensed hereunder or this Agreement, subject to the Limitation of Liability provisions set forth in Section 8.2 of this Agreement.

9.             Termination.

9.1          Term.  This Agreement will commence on the Effective Date and continue with respect to each Patent until such patent is no longer in force, unless otherwise terminated pursuant to Section 9.2 of this Agreement, or pursuant to Section 10.1 of this Agreement.

9.2          Termination.  Licensor shall have the right to terminate this Agreement if Licensor determines that Licensee has materially breached any provision contained in this Agreement or any other written and executed agreement between the parties (including the Letter Agreement of even date herewith to which Licensee and Licensor are parties (the “Letter Agreement”)) and such breach is not cured within the earlier of ten (10) days following (i) delivery by Licensor to Licensee of written notice of any such breach and (ii) Licensee becoming aware (whether or not notified by Licensor) of any such breach (it being understood that Licensee is obligated to immediately advise Licensor in writing of any material breach of this Agreement or the Letter Agreement). Immediately upon any such termination, all license rights granted to Licensee pursuant to Section 1 of this Agreement shall be terminated, and Licensee shall have no further rights in and to the Patents.

10.          General Provisions.

10.1        Assignment.  Neither this Agreement nor any right or obligation hereunder may be assigned or delegated, in whole or part, directly or indirectly, by Licensee without the prior express written consent of Licensor, at Licensor’s sole discretion. For purposes of this Agreement (and without limiting the foregoing) any material change in the ownership, executive management, board of directors or control of Licensee or Licensee’s parent corporation or corporations or other owner (directly or indirectly), shall be deemed to constitute an assignment. Any assignment by Licensor shall be void, be deemed a material breach of this Agreement and result in the immediate termination of this Agreement.       This Agreement, and any right or obligation hereunder, shall be freely assignable by Licensor.

10.2        Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to the Licensor at: Orion IP, LLC 207 C North Washington Avenue Marshall, Texas 75670 Attention: Managing Member Fax: 903-938-7404	If to Licensee at: FP Technology Holdings, Inc. 11 Civic Plaza Drive Mankato, MN Attention: C.E.O. Fax: (507) 388 0405

10.3        Miscellaneous.  This Agreement embodies the entire understanding of the parties with respect to the subject matter hereof, and merges all prior agreements, discussions or contemporaneous agreements and understandings, both written and oral, among or between them, and neither of the parties shall be bound by any conditions, definitions, warranties, understandings, or representations with respect to the subject matter hereof other than as expressly provided herein and as provided in the Letter Agreement. No oral explanation or oral information by either party hereto shall alter the meaning or interpretation of this Agreement. This Agreement shall be governed by the laws of the State of Texas without reference or regard to any choice of law provisions and this Agreement may only be amended in writing. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement. The parties agree (a) to exclusively request that all disputes and litigation relating to this Agreement and/or matters connected with its performance be subject to the exclusive jurisdiction of the federal and state courts located in the State of Texas, Harrison County and (b) to exclusively submit any disputes, matters of interpretation, or enforcement actions arising with respect to the subject matter of this Agreement exclusively to these courts. The Parties hereby waive any challenge to the jurisdiction or venue of these courts over these matters.

10.4        Headings.  The headings of the articles and sections of this Agreement are inserted for convenience only and shall not constitute a part hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

FP TECHNOLOGY HOLDINGS, INC.

By:	/s/ William Santo
	Name:	William Santo
Title: CEO

ORION IP, LLC

By:	/s/ Erich Spangenberg
Name: Erich Spangenberg
Title: Managing Member